Exhibit 10.52

Albert Church

Dear Chip,

Reference is made to (i) the Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 21, 2010, by and among The Hillman Companies, Inc., a Delaware corporation (“Hillman”), OHCP HM Acquisition Corp., a Delaware corporation (the “Purchaser”), and certain other parties thereto, and (ii) your existing employment agreement with The Hillman Group, Inc. (the “Company”) dated January 14, 2008 (the “Employment Agreement”). Capitalized terms not otherwise defined in this letter agreement have the meanings given to such terms in your Employment Agreement.

This letter serves to confirm that the consummation of the transactions contemplated by the Merger Agreement (the “Merger”) will constitute a change of control of the Company and that following this change of control your Employment Agreement will remain in full force and effect and will remain unchanged except as provided for in this letter agreement.

1.	Your Employment Agreement will have a new ‘Initial Term’ that will begin on the closing date of the Merger and continue until the third anniversary thereof.

2.	Your Base Salary will continue to be $227,000 per annum or such higher rate as the Board may determine from time to time, and will be subject to an annual review by the Board on or around January 31 of each year during the Employment Period.

3.	If at any time your Employment Period is terminated by the Company without Cause or you resign for Good Reason in accordance with the terms of your Employment Agreement, the duration of your non-compete obligations pursuant to Section 6(n) of your Employment Agreement will be extended for an additional one year period (i.e. through the second anniversary of the date of termination), to the extent such non-compete obligations do not already extend for two years following the date of termination of your Employment Period in accordance with Section 6(a)(i), during which period the Company will continue to make severance payments to you in substantially equal installments consistent with the Company’s payroll practices at the same annual rate as during the first year following termination of your Employment Period as calculated in accordance with Section 4(d) of your Employment Agreement. You acknowledge that your sale of any securities of the Company and its subsidiaries in connection with the Merger constitutes additional consideration for your non-compete obligation under your Employment Agreement, as extended by this letter agreement.

The miscellaneous provisions and governing law provisions set forth in your Employment Agreement shall apply to this letter agreement. To the extent that a provision of this letter agreement conflicts with or differs from a provision of your Employment Agreement, such provision of this letter agreement shall prevail and govern for all purposes and in all respects.

This letter agreement will automatically terminate without any action on the part of Hillman, the Company or any other person or entity and be void ab initio if the Merger Agreement is terminated in accordance with its terms and neither the Company, the Purchaser nor any other person or entity shall have any liability to you under this letter agreement if the Merger is not consummated.

If you are in agreement with the terms of this letter agreement, please sign below and return an executed copy to Mr. Max Hillman, c/o The Hillman Group, Inc., with a copy to Mr. Tyler Wolfram, c/o Oak Hill Capital Partners, via fax to (203) 724-2815 or e-mail to TWolfram@oakhillcapital.com

Your sincerely,

The Hillman Group, Inc.

/s/ Max Hillman
Name:	Max Hillman
Title:	CFO

Agreed and Accepted:

/s/ Albert Church
Name:	Albert Church

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